Energy Conversion Devices to Extend Filing Date
                        of its Annual Report on Form 10-K

Rochester Hills, Mich., Sept. 29, 2003 - Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER) announced that it is filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission. The filing of the Form 12b-25 extends the due date for the filing of ECD's Annual Report on Form 10-K for a period of 15 calendar days.

ECD's completion of its annual financial statements and the audit of such consolidated financial statements by its independent auditors, Deloitte & Touche LLP, are being delayed pending the completion and accounting analyses of ECD's purchase accounting for the May 2003 transaction in which ECD acquired from N.V. Bekaert S.A. and its related companies (Bekaert) the interests previously owned by Bekaert in United Solar Ovonic Corp. and United Solar Ovonic LLC.

Within the next 15 calendar days, ECD management expects the accounting analyses to be concluded and to complete its consolidated financial statements for the fiscal year ended June 30, 2003, receive the report of its independent auditors with respect to ECD's consolidated financial statements, and file with the Securities and Exchange Commission its Annual Report on Form 10-K.

As previously disclosed in ECD's Form 10-Q for the quarter ended March 31, 2003, ECD's recent purchases of its former partners' interests in the photovoltaic and fuel cell ventures have both near-term and long-term impacts on its capital resources. ECD is attempting to obtain additional sources of cash required to sustain its operations and is in the process of a number of negotiations and discussions with third parties to fund its operations, including securing the working capital required through additional debt and/or equity financings, the refinancing of the 30-megawatt photovoltaic manufacturing equipment, and discussions with potential new partners to form new strategic alliances to fund and grow its photovoltaic and other businesses. ECD expects that funds from debt and/or equity financings, the refinancing of the photovoltaic equipment, funds generated from operations, new business agreements, new government contracts, together with existing cash and cash equivalents, will be adequate to support its operations for the coming year. No assurances, however, can be given as to the success of the aforementioned plans, negotiations, discussions and programs.


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If ECD is unable to raise the required funding prior to the filing of its Form
10-K for the fiscal year ended June 30, 2003, and while its independent auditors have not completed their audit and have not rendered their opinion with respect to ECD's consolidated financial statements, ECD management believes that the independent auditors will issue a standard report on ECD's consolidated financial statements which will include an explanatory paragraph concerning ECD's ability to continue as a going concern for a reasonable period of time.

ECD expects to report that revenues for the year ended June 30, 2003 are approximately $66 million compared to $91.7 million in the prior year, primarily due to lower equipment sales to Rare Earth Ovonic in China because of the near completion of the first phase of that project and lower revenues from product development agreements because of reduced funding from ChevronTexaco Corp. Net loss for the year ended June 30, 2003 will be significantly higher than the $20.9 million in the prior year. The final results may be affected by the completion of ECD's analyses of the matters discussed above.

A conference call will be scheduled after ECD has filed its Form 10-K for the fiscal year ended June 30, 2003 with the Securities and Exchange Commission.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

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Contact:
Ghazaleh Koefod
248.293.0440
investor.relations@ovonic.com